Exhibit 99.1

SAVARA ANNOUNCES $75M ROYALTY FUNDING AGREEMENT WITH RTW TO

SUPPORT THE POTENTIAL LAUNCH OF MOLBREEVI* IN AUTOIMMUNE

PULMONARY ALVEOLAR PROTEINOSIS (AUTOIMMUNE PAP)

— RTW Committed $75M in Launch Funding, Subject to U.S. Food and Drug Administration (FDA) Approval of MOLBREEVI —

— Royalties Based on Annual Net Sales of MOLBREEVI in the U.S. —

— Funds Will Strengthen the Company’s Balance Sheet for Potential U.S. Commercialization of MOLBREEVI in Autoimmune PAP —

LANGHORNE, PA – October 29, 2025 – Savara Inc. (Nasdaq: SVRA) (the Company), a clinical stage biopharmaceutical company focused on rare respiratory diseases, announced a $75 million royalty funding agreement with funds managed by RTW Investments, LP (RTW), subject to FDA approval of MOLBREEVI.

“This non-dilutive strategic financing will support the U.S. launch of MOLBREEVI, assuming FDA approval, and allow us to further invest in commercial priorities,” said Matt Pauls, J.D., M.B.A., Chair and Chief Executive Officer, Savara. “We remain on track to resubmit the MOLBREEVI BLA this December and, given there are no approved medicines in the U.S. and Europe for autoimmune PAP, we believe this drug could fundamentally change the way this rare and chronic disease is treated. We are grateful to work with RTW to bring this important therapy to market.”

“The pivotal IMPALA-2 clinical trial demonstrated the potential of MOLBREEVI to treat autoimmune PAP and today’s investment reflects our confidence in Savara and the strong commercial potential of the therapy,” said Roderick Wong, M.D., Managing Partner and Chief Investment Officer, RTW Investments. “We are proud to partner with the Savara management team and look forward to supporting their efforts to bring this meaningful treatment to patients.”

The royalty financing will become available upon FDA’s approval of MOLBREEVI, and satisfaction of certain customary conditions. Under the terms of the agreement, RTW will receive a tiered single digit percentage of annual net sales of MOLBREEVI in the U.S. for the treatment of autoimmune PAP, subject to a cap.

About Autoimmune Pulmonary Alveolar Proteinosis (aPAP)

Autoimmune PAP is a rare lung disease characterized by the abnormal build-up of surfactant in the alveoli of the lungs. Surfactant consists of proteins and lipids and is an important physiological substance that lines the alveoli to prevent them from collapsing. In a healthy lung, excess surfactant is cleared and digested by immune cells called alveolar macrophages. Alveolar macrophages need to be stimulated by granulocyte-macrophage colony-stimulating factor (GM-CSF) to function properly in clearing surfactant, but in aPAP, GM-CSF is neutralized by antibodies against GM-CSF, rendering macrophages unable to adequately clear surfactant. As a result, an excess of surfactant accumulates in the alveoli, causing impaired gas transfer, resulting in clinical symptoms of shortness of breath, often with cough and frequent fatigue. Patients may also experience episodes of fever, chest pain, or coughing up blood, especially if secondary infection develops. In the long-term, the disease can lead to serious complications, including lung fibrosis and the need for a lung transplant.

About Savara

Savara is a clinical stage biopharmaceutical company focused on rare respiratory diseases. Our lead program, MOLBREEVI*, is a recombinant human granulocyte-macrophage colony stimulating factor (GM-CSF) in Phase 3 development for autoimmune pulmonary alveolar proteinosis (autoimmune PAP). MOLBREEVI is delivered via a proprietary investigational eFlow® Nebulizer System (PARI Pharma GmbH) specifically developed for inhalation of MOLBREEVI. Our management team has significant experience in rare respiratory diseases and pulmonary medicine, identifying unmet needs, and effectively advancing product candidates to approval and commercialization. More information can be found at www.savarapharma.com and LinkedIn.

*	MOLBREEVI is the FDA and EMA conditionally accepted trade name for molgramostim inhalation solution. It is not approved in any indication. MOLBREEVI is a trademark of Savara Inc.

Forward-Looking Statements

The Company cautions you that statements in this Current Report and the accompanying press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Such statements include, but are not limited to, statements related to expected regulatory filing timelines, the impact of the royalty financing and planned use of the funds, the belief that MOLBREEVI could fundamentally change the way autoimmune PAP is treated, and the Company’s plans to bring MOLBREEVI to market. The Company may not actually achieve any of the matters referred to in such forward-looking statements, and you should not place undue reliance on these forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the Company’s ability to satisfy the conditions to closing in the royalty funding agreement; the risks associated with the Company’s ability to successfully develop, obtain regulatory approval for, and commercialize MOLBREEVI for autoimmune PAP; the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations; the availability of sufficient resources for the Company’s operations and to conduct or continue planned clinical development programs; and the timing and ability of the Company to raise additional capital as needed to fund continued operations. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of the Company’s risks and uncertainties, you are encouraged to review the Company’s documents filed with the SEC including its recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Media and Investor Relations Contact

Savara Inc.

Temre Johnson, Executive Director, Corporate Affairs

ir@savarapharma.com